Exhibit 10.18
Non-Exclusive Agreement to seek funding dated
December 17, 2001 between jointly U.S. Gold
Corporation and Gold Resource Corporation, and IBK
Capital Corp.


IBK Capital Corp.
The Exchange Tower
130 King Street West, Suite 1180
Toronto, Ontario, Canada M5X 1E4

December 17, 2001

Mr. William W. Reid, President
U.S. Gold Corporation
Suite 100, 2201 Kipling Street
Lakewood, Colorado 80215-1545

Dear Bill:

In accordance with our recent discussions, IBK Capital
Corp. (IBK Capital) will endeavour to obtain for U.S.
Gold Corporation and/or Gold Resource Corporation (the
Company), on terms and conditions acceptable to the Company, a private placement of up to US$4.0 million consisting of common shares or some other acceptable financing arrangement (the Financing).

1. Fees and Expenses

The Company agrees to pay IBK Capital the following fees:

A non-refundable work fee of Cdn$25,000 (the Work
Fee), payable upon signing of this agreement, and

On the closing date thereon a commission equal to 9% of the total amount of the Financing (the Commission).

The Work Fee is paid to IBK Capital to partially defray its upfront internal costs of providing the services contemplated by this agreement and is not success based and is not refundable in any circumstances. The
Work Fee will however be deducted from the Commission if the Financing is completed.

The Company also agrees to pay IBK Capital for any reasonable out-of-pocket expenses incurred in connection with its activities hereunder. An expense advance of Cdn$3,500 is payable upon signing of this agreement.
This advance will be primarily used for office services including long distance charges, printing, postage and other related expenses. Additional advances may be required from the Company related to travel expenses. All travel-related expenses are to be approved in writing by the Company in advance. IBK Capital will on request provide you with a periodic accounting of all expense advances made by you.

2. Term

The appointment of IBK Capital pursuant to this agreement will be effective from the date first written above and will continue for six months. This agreement may, however, be terminated or extended by the Company or by IBK Capital upon notice in writing or otherwise to the other party. It is understood that in the event of the termination or expiry of this agreement, IBK
Capital retains the right to be paid any out-of-pocket expenses incurred by it and due to it pursuant to section 1 above, on or before the date of such termination or expiry and to retain the Work Fee.

3. Information

The Company will furnish IBK Capital the most up to date information concerning the Company and its assets as is available. All such information (the Information) will be kept confidential by IBK Capital, except such of the Information as has been made public by the Company.

4. Indemnification

The Company agrees to indemnify and hold harmless IBK Capital, its directors, employees, agents and controlling persons (each being an Indemnified Party) from and against any and all losses, claims, damages, liabilities and expenses, joint or several to which such Indemnified Party may become subject under any applicable
Canadian Federal or Provincial law which are caused by or arise out of (i) any untrue statement or alleged untrue statement of a material fact contained in the Information or the omission or the alleged omission to state therein a material fact necessary in order to make the statements therein not misleading in light of the circumstances under which they were made, or (ii) any transaction contemplated under this agreement or IBK Capital's providing the services to the Company pursuant to this agreement. However, such indemnity will not apply under this clause to the extent that any loss, claim, damage, liability or expense is found in a final judgment by a court to have resulted primarily from the gross negligence or bad faith of IBK Capital in rendering the services to the Company pursuant to this agreement.

In the event IBK Capital appears as a witness in any action brought against the Company in which an Indemnified Party is not named as a defendant, the Company agrees to reimburse IBK Capital for all reasonable expenses incurred by it in connection with so appearing and to compensate IBK Capital in an amount to be mutually agreed upon.

5. Jurisdiction

The terms of this agreement shall be interpreted by and construed in accordance with and governed by the laws of the Province of Ontario.

If the foregoing terms correctly set forth the terms of this agreement between the Company and IBK capital, please confirm this by signing and returning to IBK Capital the duplicate copy of this letter.

Yours very truly,
IBK Capital Corp.
By /s/ William F. White
President

Accepted as of the date first written above:
U.S. Gold Corporation
By /s/ William W. Reid
President

Gold Resource Corporation
By /s/ William W. Reid
President